Exhibit 10.5

ASSIGNMENT OF PRODUCTION PAYMENT

THIS ASSIGNMENT OF PRODUCTION PAYMENT (the "Assignment"), dated this 9th day of November, 2007, is from South Marsh LLC, a Delaware limited liability company ("Assignor"), whose mailing address is 595 Howe Street, Suite 323, Vancouver, BC, Canada V6C 2T5, to Entek USA Inc., a Delaware corporation ("Assignee"), whose address is 5847 San Felipe, Suite 3275, Houston, TX  77057.

WHEREAS, pursuant to that Amended and Restated Participation Agreement, dated as of December 8, 2006, by and between Ridgelake Energy, Inc., a Louisiana corporation (“Ridgelake”), GulfX, LLC (“GulfX”), a Delaware limited liability company, and Assignor (as amended, the “Participation Agreement”), Assignor has the right to earn interests in the Oil and Gas Leases described in Exhibit A attached hereto (the “Leases”), subject to the terms and conditions of the Participation Agreement; and

WHEREAS, Assignor desires to grant to Assignee a production payment in and to production attributable to the interest, if any, which Assignor may earn or acquire in and to the Leases.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby ASSIGNS, TRANSFERS, GRANTS and CONVEYS, effective as of 7:00 a.m., local time, on the date hereof (the "Effective Time"), unto Assignee, a production payment (the “Production Payment”) equal to fifty percent (50%) of all oil, gas and other minerals which may be produced from (or otherwise attributable to) Assignor’s interest in and to the Leases (including any extensions or renewals thereof), whether now owned or acquired by Assignor within five (5) years after the date hereof, free of all exploration, development and operating costs but subject to (i) applicable taxes measured by production or value, including gross production, severance and other taxes, and (ii) all presently valid and subsisting royalties and other burdens on production which are of record and burden the Leases as of the date hereof (the “Net Proceeds”).

The Production Payment shall terminate in full upon the receipt by Assignee, its successors and assigns, from the Production Payment, of the full sum of US$1,072,258.22, being the sum of US$193,280.66 (the “Discovery Share Amount”) plus US$878,987.56 (the “Sunk Costs”) (the Discovery Share Amount and the Sunk Costs being collectively referred to herein as the "Payment Amount").  The respective Sunk Costs attributable to each Lease are set out in Exhibit A attached hereto.   Net Proceeds received by Assignee attributable to a Lease shall be applied first to the Sunk Costs with respect to such Lease, and thereafter to the Discovery Share Amount.  At such time as the Net Proceeds paid to Assignee and applied toward the Discovery Share Amount are equal to the Discovery Share Amount, all further payments of Net Proceeds attributable to a Lease shall be applied to any remaining Sunk Costs with respect to such Lease until payments of Net Proceeds attributable to such Lease and applied to Sunk Costs for such Lease equal the Sunk Costs for such Lease as set out in Exhibit A.  At that time, the Production Payment shall automatically terminate as to such Lease only.  Upon termination of this Production Payment, in full or in part, Assignee shall, upon request, deliver to Assignor a release, executed and acknowledged by Assignee, evidencing such termination.

TO HAVE AND TO HOLD the Production Payment herein assigned unto Assignee, its successors and assigns, until termination as herein provided; and Assignor hereby binds itself, its successors and assigns, to WARRANT and FOREVER DEFEND the Production Payment against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Assignor, but not otherwise.  Assignor further gives and grants unto Assignee, insofar as it affects the Production Payment, full power and right of substitution and subrogation in and to all covenants and warranties by others given or made in respect of the Lease.

Assignor will do, execute, acknowledge and deliver all and every such further acts and such other instruments as may be necessary or appropriate more fully to assure to Assignee, its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this instrument transferred, assigned and conveyed or intended so to be.

All of the terms, provisions, covenants and agreements herein contained shall extend to and be binding upon the parties hereto, their respective successors and assigns.

IN WITNESS WHEREOF, Assignor has executed this Assignment before the undersigned witnesses on this 9th day of November 2007.

Witnesses:	South Marsh LLC
Printed Name: /s/ Zahra Ramji Printed Name: /s/ Peter Wilson	By: Velocity Oil & Gas Inc., its sole member By: /s/ Frank A. Jacobs Frank A. Jacobs President & CEO

CITY OF   Vancouver

PROVINCE OF BRITISH COLUMBIA

This instrument was acknowledged before me on this 9th day of November, 2007, by Frank A. Jacobs, as President & CEO of Velocity Oil & Gas Inc., a Nevada corporation, as sole member of South Marsh LLC, a Delaware limited liability company, on behalf of the limited liability company.

                                                                        /s/ Zahra Ramji
Notary Public
Province of British Columbia
My Commission Expires:
Does Not Expire

(SEAL)

Exhibit A

To Assignment of Production Payment, dated as of November __, 2007,
From South Marsh LLC, as Assignor, to Entek USA Inc., as Assignee

LEASES

1.
OCS-G 26190, being that certain Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated June 1, 2004, by and between the United States as Lessor and Ridgelake Energy, Inc., as Lessee, covering all of Block 79, Viosca Knoll Area, OCS Official Protraction Diagram, NH 16-07, and covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf.

Sunk Costs: US $ 65,292.54

2.
OCS-G 26560, being that certain Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated October 1, 2004, by and between the United States as Lessor and Ridgelake Energy, Inc., as Lessee, covering all of Block A 307, High Island Area, East Addition, South Extension, OCS Leasing Map, Texas Map No. 7C, and covering approximately 5,760 acres of submerged lands within the Outer Continental Shelf.

Sunk Costs:  US $ 62,838.98

3.
OCS-G 27078, being that certain Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated May 1, 2005, by and between the United States as Lessor and Ridgelake Energy, Inc., as Lessee, covering all of Block 317, Vermilion Area, South Addition, OCS Leasing Map, Louisiana Map No. 3B, and covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf.

Sunk Costs:  US $ 127,478.91

4.
OCS-G 27089, being that certain Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated June 1, 2005, by and between the United States as Lessor and Ridgelake Energy, Inc., as Lessee, covering all of Block 138, South Marsh Island Area, South Addition, OCS Leasing Map No. 3C, and covering approximately 5,000 acres of submerged lands within the Outer Continental Shelf.

Sunk Costs:  US $ 299,425.08

5.             OCS-G 27091, being that certain Oil and Gas Lease of Submerged Lands Under the Outer Continental Shelf Lands Act dated July 1, 2005, by and between the United States as Lessor and Ridgelake Energy, Inc., as Lessee, covering all of Block 152, South Marsh Island Area, South Addition, OCS Leasing Map, Louisiana Map No. 3C, and covering approximately 2,500 acres of submerged lands within the Outer Continental Shelf.

Sunk Costs:  US $ 323,952.05